Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION, CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

September 9, 2014

LAKES ENTERTAINMENT, INC. ANNOUNCES

REVERSE STOCK SPLIT

MINNEAPOLIS, September 9, 2014 - Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that it will implement a 1-for-2 reverse split of its common stock effective 12:01 a.m. on September 10, 2014. At that time, the Company’s common stock will begin trading on a split-adjusted basis under the new CUSIP number 51206P 208.

The reverse split will be effected pursuant to an amendment to the Company’s Articles of Incorporation filed with the Secretary of State of the State of Minnesota. The reverse split will reduce the number of shares of the Company’s common stock outstanding from approximately 26.8 million to 13.4 million. Proportional adjustments will be made to the Company’s outstanding stock options. Any fractional shares resulting from the reverse split will be rounded up to the next whole share.

Upon the effectiveness of the reverse split, each two shares of issued and outstanding Lakes Entertainment common stock will be converted into one share of Lakes Entertainment common stock. Shareholders who have existing stock certificates will receive written instructions by mail from the Company’s transfer agent, Wells Fargo Shareowner Services. Shareholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares. Such stockholders will be contacted by their brokers with instructions.

“This reverse stock split will make our stock a more attractive investment for institutional investors,” said Lyle Berman, the Company’s Chief Executive.

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland, and has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio and an ownership interest in Dania Entertainment Center, LLC’s Dania Jai Alai fronton in Dania Beach, Florida.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes’ operation in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; risks of entry into new businesses; reliance on Lakes' management; and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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